LifeVantage Announces Financial Results for the
Third Quarter of Fiscal 2018

Third Quarter Revenue Increased 12.3% Year over Year
Raises Midpoint of 2018 Guidance Range for Adjusted Earnings Per Share
2018 Initiatives Driving Sequential Revenue Growth

Salt Lake City, UT, May 9, 2018, LifeVantage Corporation (Nasdaq: LFVN) today reported financial results for its third quarter ended March 31, 2018.
Third Quarter Fiscal 2018 Summary:

•	Revenue increased 12.3% to $50.6 million year over year and 2.2% sequentially;

•
Revenue in the Americas increased 10.6% and revenue in Asia/Pacific & Europe increased 18.0% including a 10.1% increase in Japan, both on a year over year basis. On a sequential basis, all geographical regions generated growth, with the exception of Japan, which followed its typical seasonal pattern from the second to third quarter;

•	Active independent distributors stayed consistent and active preferred customers decreased 0.9% year over year and increased on a sequential basis 1.6% and 1.9%, respectively;

•	Adjusted EBITDA increased 109.8% year over year to $3.4 million;

•	Earnings per diluted share were $0.12, up from $0.00 in the prior year period; and

•	Adjusted earnings per diluted share were $0.12, up from $0.03 in the prior year period.

”We are pleased to report stronger third quarter sales growth on both a sequential and year over year basis,” stated LifeVantage President and Chief Executive Officer Darren Jensen. “We are beginning to see the benefits of our 2018 key initiatives, which are driving sales growth and improvements in our key metrics. March was the highest recruitment month in three years and retention of both distributors and preferred customers increased during the third quarter. Our Stacks product strategy is performing ahead of plan and drove a 23% increase in average order size during the third quarter. Our sales growth is delivering improved earnings and we are increasing the midpoint of our adjusted earnings per share guidance as a result. We look forward to continuing to build upon the recent success by driving each of our initiatives focused on geographical expansion, distributor and customer acquisition and increasing average order size.”
Third Quarter Fiscal 2018 Results
For the third fiscal quarter ended March 31, 2018, the Company reported revenue of $50.6 million, an increase of 12.3% as compared to $45.0 million in the third quarter of fiscal 2017. Revenue in the Americas for the third quarter increased 10.6% compared to the third quarter of fiscal 2017 and revenue in the Asia/Pacific & Europe region increased 18.0% compared to the third quarter of fiscal 2017. Revenue in Japan increased 10.1% compared to the third quarter of fiscal 2017. Revenue for the third quarter of fiscal 2018 was positively impacted $0.8 million, or 1.8%, by foreign currency fluctuations associated with revenue generated in several international markets when compared to the third quarter of fiscal 2017.
Gross profit for the third quarter of fiscal 2018 was $41.6 million, or 82.4% of revenue, compared to $36.8 million, or 81.7% of revenue, for the same period in fiscal 2017. Commissions and incentives expense for the third quarter of fiscal 2018 was $24.3 million, or 48.1% of revenue, compared to $22.8 million, or 50.8% of revenue, for the same period in fiscal 2017. Selling, general and administrative expense (SG&A) for the third quarter of fiscal 2018 was $15.0 million, or 29.7% of revenue, compared to $13.7 million, or 30.5% of revenue, for the same period in fiscal 2017.

Operating income for the third quarter of fiscal 2018 was $2.3 million, compared to $0.2 million for the third quarter of fiscal 2017. Operating income during the third quarter of fiscal 2018 included approximately $0.1 million for expenses associated with executive severance, recruiting and transition and approximately $0.1 million for expenses associated with class-action lawsuits. Adjusted EBITDA was $3.4 million for the third quarter of fiscal 2018, compared to $1.6 million for the comparable period in fiscal 2017.
Net income for the third quarter of fiscal 2018 was $1.6 million, or $0.12 per diluted share. This compares to net income for the third quarter of fiscal 2017 of $0.1 million, or $0.00 per diluted share. Adjusted for class-action lawsuit expense of $0.1 million and executive severance, recruiting and transition expenses of $0.1 million, net of $0.1 million of tax impacts of these adjustments, adjusted Non-GAAP net income was $1.8 million for the third quarter of fiscal 2018, or $0.12 per diluted share, compared to $0.4 million, or $0.03 per diluted share for the comparable period of fiscal 2017. Non-GAAP adjustments to net income during the third quarter of fiscal 2017 included executive severance, recruiting and transition expenses of $0.4 million and class-action lawsuit expense of $0.1 million, net of $0.2 million of tax impacts for these adjustments.
Fiscal 2018 First Nine Months Results
For the first nine months of fiscal 2018, the Company reported net revenue of $149.2 million, an increase of 0.2% compared to $148.8 million for the first nine months of fiscal 2017. In the first nine months of fiscal 2018, revenue in the Americas decreased 0.9%, while revenue in Asia/Pacific & Europe increased 3.7%. Revenue for the first nine months of fiscal 2018 was negatively impacted $0.1 million, or 0.1%, by foreign currency fluctuations associated with revenue generated in several international markets.
Gross profit for the first nine months of fiscal 2018 was $122.4 million, or 82.0% of revenue, compared to $124.3 million, or 83.5% of revenue, for the first nine months of fiscal 2017. Commissions and incentives expense for the first nine months of fiscal 2018 was $71.1 million, or 47.7% of revenue, compared to $72.7 million, or 48.8% of revenue, for the first nine months of fiscal 2017. SG&A for the first nine months of fiscal 2018 was $45.2 million, or 30.3% of revenue, compared to $48.7 million, or 32.7% of revenue, for the first nine months of fiscal 2017.
Operating income for the first nine months of fiscal 2018 was $6.0 million, compared to $2.9 million for the first nine months of fiscal 2017. Operating income for the first nine months of fiscal 2018 includes approximately $0.3 million for expenses associated with class-action lawsuits, approximately $0.3 million associated with executive severance, recruiting and transition expenses and approximately $0.1 million associated with non-recurring legal and accounting expenses. Operating income in the first nine months of fiscal 2017 included approximately $2.7 million for expenses associated with the audit committee review, approximately $0.6 million associated with executive severance, recruiting and transition expenses and $0.1 million associated with class-action lawsuits. Adjusted EBITDA was $9.7 million for the first nine months of fiscal 2018, compared to $9.8 million for the same period in fiscal 2017.
Net income for the first nine months of fiscal 2018 was $2.8 million, or $0.20 per diluted share, compared to $1.5 million, or $0.11 per diluted share for the first nine months of fiscal 2017. Adjusted for class-action lawsuit expenses of $0.3 million, severance, recruiting and transition expenses of $0.3 million, and non-recurring legal and accounting expenses of $0.1 million, net of $0.2 million of tax impacts of these adjustments, and $1.2 million of one-time, non-cash tax expense associated with the re-valuation of deferred tax assets to the new federal corporate tax rate, adjusted Non-GAAP net income for the first nine months of fiscal 2018 was $4.4 million, or $0.31 per diluted share. Adjusted for expenses associated with the audit committee review of $2.7 million, $0.6 million of costs for executive severance, recruiting and transition expenses and class-action lawsuit expenses of $0.1 million, net of $1.0 million of tax impacts of these adjustments, adjusted Non-GAAP net income for the first nine months of fiscal year 2017 was $3.9 million, or $0.28 per diluted share.
Balance Sheet & Liquidity
The Company generated $7.8 million of cash from operations during the first nine months of fiscal 2018 compared to $4.6 million in fiscal 2017. The year-over-year increase in cash provided by operations during fiscal 2018 primarily relates to increases in net income and favorable changes in net working capital. The Company's cash an

d cash equivalents at March 31, 2018 were $14.0 million, an increase of $2.5 million when compared to $11.5 million at June 30, 2017. Total debt at March 31, 2018 was $6.0 million compared to $7.4 million at June 30, 2017.
Fiscal Year 2018 Guidance
The Company is narrowing its non-GAAP adjusted earnings per diluted share guidance to a range of $0.45 to $0.50 from $0.40 to $0.50 previously disclosed. For the fourth quarter, the Company anticipates non-GAAP adjusted earnings per diluted share of $0.14 to $0.19 and anticipates that fourth quarter revenue will increase both on a sequential and year over year basis. The Company's adjusted non-GAAP earnings per diluted share guidance excludes any non-operating or non-recurring expenses that may materialize during fiscal 2018. The Company is not providing GAAP earnings per diluted share guidance for fiscal 2018 due to the potential occurrence of one or more non-operating, one-time expenses, which the Company does not believe it can reliably predict.

Conference Call Information
The Company will hold an investor conference call today at 2:30 p.m. MST (4:30 p.m. EST). Investors interested in participating in the live call can dial (800) 239-9838 from the U.S. International callers can dial (323) 794-2551. A telephone replay will be available approximately two hours after the call concludes and will be available through Wednesday, May 16, 2018, by dialing (844) 512-2921 from the U.S. and entering confirmation code 1443602, or (412) 317-6671 from international locations, and entering confirmation code 1443602.
There will also be a simultaneous, live webcast available on the Investor Relations section of the Company's web site at http://investor.lifevantage.com/events.cfm. The webcast will be archived for approximately 30 days.
About LifeVantage Corporation
LifeVantage Corporation is a science-based health, wellness and anti-aging company dedicated to helping people transform themselves internally and externally at a cellular level. Its scientifically-validated product lines include Protandim® Nrf2 and NRF1 Synergizers, TrueScience® Anti-Aging Skin Care Regimen, Petandim® for Dogs, AXIO® Smart Energy and the PhysIQ™ Smart Weight Management System. LifeVantage was founded in 2003 and is headquartered in Salt Lake City, Utah. For more information, visit www.lifevantage.com
Forward Looking Statements
This document contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words and expressions reflecting optimism, satisfaction or disappointment with current prospects, as well as words such as "believe", "hopes", "intends", "estimates", "expects", "projects", "plans", "anticipates", "look forward to", "goal", “may be”, and variations thereof, identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. Examples of forward-looking statements include, but are not limited to, statements we make regarding the benefits of our key initiatives, future growth and expected financial performance. Such forward-looking statements are not guarantees of performance and the Company's actual results could differ materially from those contained in such statements. These forward-looking statements are based on the Company's current expectations and beliefs concerning future events affecting the Company and involve known and unknown risks and uncertainties that may cause the Company's actual results or outcomes to be materially different from those anticipated and discussed herein. These risks and uncertainties include, among others, those discussed in greater detail in the Company's Annual Report on Form 10-K and the Company's Quarterly Report on Form 10-Q under the caption "Risk Factors," and in other documents filed by the Company from time to time with the Securities and Exchange Commission. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this document. All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this document, except as required by law.
About Non-GAAP Financial Measures
We define Non-GAAP EBITDA as earnings before interest expense, income taxes, depreciation and amortization and Non-GAAP Adjusted EBITDA as earnings before interest expense, income taxes, depreciation and amortization, stock compensation expense, other income, net, and certain other adjustments. Non-GAAP EBITDA and Non-GAAP Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. We define Non-GAAP Net Income as GAAP net income less certain tax adjusted non-recurring one-time expenses incurred during the period and Non-GAAP Earnings per Share as Non-GAAP Net Income divided by weighted-average shares outstanding.
We are presenting Non-GAAP EBITDA, Non-GAAP Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP Earnings Per Share because management believes that they provide additional ways to view our operations when considered with both our GAAP results and the reconciliation to net income, which we believe provides a more complete understanding of our business than could be obtained absent this disclosure. Non-GAAP EBITDA, Non-GAAP Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP Earnings Per Share are presented solely as supplemental disclosure because: (i) we believe these measures are a useful tool for investors to assess the operating performance of the business without the effect of these items; (ii) we believe that investors will find this data useful in assessing shareholder value; and (iii) we use Non-GAAP EBITDA, Non-GAAP Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP Earnings Per Share internally as benchmarks to evaluate our operating performance or compare our performance to that of our competitors. The use of Non-GAAP EBITDA, Non-GAAP Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP Earnings per Share has limitations and you should not consider these measures in isolation from or as an alternative to the relevant GAAP measure of net income prepared in accordance with GAAP, or as a measure of profitability or liquidity.
The tables set forth below present Non-GAAP EBITDA, Non-GAAP Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP Earnings per Share which are non-GAAP financial measures to Net Income and Earnings per Share, our most directly comparable financial measures presented in accordance with GAAP.

Investor Relations Contacts:

Scott Van Winkle
Managing Director, ICR
(617) 956-6736
scott.vanwinkle@icrinc.com

LIFEVANTAGE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(unaudited)
(In thousands, except per share data)	March 31, 2018	June 30, 2017
ASSETS
Current assets
Cash and cash equivalents	$13,952	$11,458
Accounts receivable	1,329	1,334
Income tax receivable	280	913
Inventory, net	15,816	16,575
Prepaid expenses and deposits	7,852	5,266
Total current assets	39,229	35,546

Property and equipment, net	5,660	3,127
Intangible assets, net	1,148	1,247
Long-term deferred income tax asset	3,593	4,087
Other long-term assets	1,299	1,242
TOTAL ASSETS	$50,929	$45,249

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$4,629	$4,850
Commissions payable	7,372	6,837
Income tax payable	72	215
Other accrued expenses	11,617	9,453
Current portion of long-term debt	2,000	2,000
Total current liabilities	25,690	23,355

Long-term debt
Principal amount	4,000	5,500
Less: unamortized discount and deferred offering costs	(35)	(60)
Long-term debt, net of unamortized discount and deferred offering costs	3,965	5,440
Other long-term liabilities	1,972	1,927
Total liabilities	31,627	30,722
Commitments and contingencies
Stockholders' equity
Preferred stock — par value $0.0001 and $0.001 per share, 5,000 and 50,000 shares authorized, no shares issued or outstanding	—	—
Common stock — par value $0.0001 and $0.001 per share, 40,000 and 250,000 shares authorized and 14,307 and 14,232 issued and outstanding as of March 31, 2018 and June 30, 2017, respectively	1	14
Additional paid-in capital	123,955	121,599
Accumulated deficit	(104,723)	(106,992)
Accumulated other comprehensive income (loss)	69	(94)
Total stockholders’ equity	19,302	14,527
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$50,929	$45,249

LIFEVANTAGE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2018	2017	2018	2017
(In thousands, except per share data)
Revenue, net	$50,562	$45,007	$149,171	$148,848
Cost of sales	8,921	8,233	26,778	24,565
Gross profit	41,641	36,774	122,393	124,283

Operating expenses:
Commissions and incentives	24,320	22,843	71,124	72,679
Selling, general and administrative	15,023	13,708	45,246	48,695
Total operating expenses	39,343	36,551	116,370	121,374
Operating income	2,298	223	6,023	2,909

Other expense:
Interest expense	(92)	(131)	(357)	(406)
Other income (expense), net	27	(32)	(120)	(353)
Total other expense	(65)	(163)	(477)	(759)
Income before income taxes	2,233	60	5,546	2,150
Income tax (expense) benefit	(598)	1	(2,777)	(626)
Net income	$1,635	$61	$2,769	$1,524
Net income per share:
Basic	$0.12	$—	$0.20	$0.11
Diluted	$0.12	$—	$0.20	$0.11
Weighted-average shares outstanding:
Basic	14,006	13,915	13,975	13,858
Diluted	14,178	14,105	14,136	14,122

LIFEVANTAGE CORPORATION AND SUBSIDIARIES

	Revenue by Region
	(unaudited)

	Three Months Ended March 31,				Nine Months Ended March 31,
	2018		2017		2018		2017
(In thousands)
Americas	$38,026	75%	$34,379	76%	$111,092	74%	$112,127	75%
Asia/Pacific & Europe	12,536	25%	10,628	24%	38,079	26%	36,721	25%
Total	$50,562	100%	$45,007	100%	$149,171	100%	$148,848	100%

	Active Independent Distributors (1)
	(unaudited)

	As of March 31,
	2018		2017
Americas	45,000	71%	46,000	73%
Asia/Pacific & Europe	18,000	29%	17,000	27%
Total	63,000	100%	63,000	100%

	Active Preferred Customers (2)
	(unaudited)

	As of March 31,
	2018		2017
Americas	89,000	81%	89,000	80%
Asia/Pacific & Europe	21,000	19%	22,000	20%
Total	110,000	100%	111,000	100%

(1) Active Independent Distributors have purchased product in the prior three months for retail or personal consumption.
(2) Active Preferred Customers have purchased product in the prior three months for personal consumption only.

LIFEVANTAGE CORPORATION AND SUBSIDIARIES
Reconciliation of GAAP Net Income to Non-GAAP EBITDA and Non-GAAP Adjusted EBITDA
(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2018	2017	2018	2017
(In thousands)
GAAP Net income	$1,635	$61	$2,769	$1,524
Interest Expense	92	131	357	406
Provision for income taxes	598	(1)	2,777	626
Depreciation and amortization	270	399	942	1,224
Non-GAAP EBITDA:	2,595	590	6,845	3,780
Adjustments:
Stock compensation expense	657	277	2,110	1,792
Other (income) expense, net	(27)	32	120	353
Other adjustments(1)	185	726	659	3,902
Total adjustments	815	1,035	2,889	6,047
Non-GAAP Adjusted EBITDA	$3,410	$1,625	$9,734	$9,827

(1) Other adjustments for the three months ended March 31, 2018 include approximately $0.1 million for expenses associated with executive severance, recruiting and transition and $0.1 million for expenses associated with class-action lawsuits. Other adjustments for the three months ended March 31, 2017 include approximately $0.6 million for expenses associated with executive severance, recruiting and transition and search firm expenses and $0.1 million for expenses associated with class-action lawsuits. Other adjustments for the nine months ended March 31, 2018 include approximately $0.3 million for expenses associated with class-action lawsuits, $0.3 million for expenses associated with executive severance, recruiting and transition and $0.1 million for expenses associated with non-recurring legal and accounting. Other adjustments for the nine months ended March 31, 2017 include approximately $2.7 million for costs associated with the audit committee review, $1.1 million for executive transition and search firm expenses and $0.1 million associated with class-action lawsuits.

LIFEVANTAGE CORPORATION AND SUBSIDIARIES
Reconciliation of GAAP Net Income to Non-GAAP Net Income and Non-GAAP Adjusted EPS
(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2018	2017	2018	2017
(In thousands)
GAAP Net income	$1,635	$61	$2,769	$1,524
Adjustments:
Executive team severance expenses, net	60	(40)	60	39
Executive team recruiting and transition expenses	—	477	207	542
Audit committee independent review expenses	—	—	—	2,742
Class-action lawsuit expenses	125	86	342	86
Other nonrecurring legal and accounting expenses	—	—	51	—
Tax impact of adjustments (1)	(50)	(152)	(207)	(993)
Tax expense impact of revaluation of deferred tax assets (2)	—	—	1,166	—
Total adjustments, net of tax	135	371	1,619	2,416
Non-GAAP Net Income:	$1,770	$432	$4,388	$3,940

	Three Months Ended March 31,		Nine Months Ended March 31,
	2018	2017	2018	2017

Diluted earnings per share, as reported	$0.12	$—	$0.20	$0.11
Total adjustments, net of tax	0.01	0.03	0.11	0.17
Diluted earnings per share, as adjusted (3)	$0.12	$0.03	$0.31	$0.28

(1) Tax impact of adjustments excludes the effect of the one-time deferred tax asset adjustment.
(2) Tax impact of the remeasurement of our deferred tax assets, pursuant to the 2017 tax reform legislation. Deferred tax assets were reduced as the reversal of the underlying transactions will be deductible at the lower corporate tax rates included in the 2017 legislation.

(3) May not add due to rounding.